Exhibit 99.1

375 Saxonburg Boulevard, Saxonburg, PA 16056 Tel. 724.352.4455 ● www.ii-vi.com Press Release

II-VI Incorporated Announces Results of Shareholders’ Meeting

Board of Director and Officer Appointments

PITTSBURGH, PA – November 3, 2017 (GLOBE NEWSWIRE) — II-VI Incorporated (Nasdaq:IIVI) announced the results of its Annual Meeting of Shareholders held on Friday, November 3, 2017.

The following proposals submitted to the shareholders were approved:

•	Election of Joseph J. Corasanti and William A. Schromm to the Company’s Board of Directors for a three-year term;

•	The non-binding advisory proposal regarding the Company’s executive compensation;

•	Annual frequency of future non-binding advisory votes on the Company’s executive compensation; and

•	Ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2018.

The Company’s Board of Directors reappointed Francis J. Kramer to serve as the Board’s Chairman and Marc Y.E. Pelaez to serve as the Board’s Lead Independent Director.

The Company’s Board of Directors appointed the following directors to serve as members of the various committees of the Board of Directors:

•	Audit Committee

Joseph J. Corasanti, Chair

Shaker Sadasivam

William A. Schromm

Howard H. Xia

•	Compensation Committee

Shaker Sadasivam, Chair

Joseph J. Corasanti

Marc Y.E. Pelaez

•	Corporate Governance and Nominating Committee

Marc Y.E. Pelaez, Chair

William A. Schromm

Howard H. Xia

•	Subsidiary Committee

Howard H. Xia, Chair

Joseph J. Corasanti

Marc Y.E. Pelaez

Shaker Sadasivam

II-VI Incorporated

November 3, 2017

The Company’s Board of Directors also elected the following individuals as executive officers of the Company:

Vincent D. Mattera, Jr.	President and Chief Executive Officer
Giovanni Barbarossa	Chief Technology Officer and President, Laser Solutions Segment
Gary A. Kapusta	Chief Operating Officer
Mary Jane Raymond	Chief Financial Officer, Treasurer and Assistant Secretary
Jo Anne Schwendinger	Chief Legal and Compliance Officer and Secretary
David G. Wagner	Vice President, Human Resources

About II-VI Incorporated

II-VI Incorporated, a global leader in engineered materials and optoelectronic components, is a vertically integrated manufacturing company that develops innovative products for diversified applications in the industrial, optical communications, military, life sciences, semiconductor equipment, and consumer markets. Headquartered in Saxonburg, Pennsylvania, the Company has research and development, manufacturing, sales, service, and distribution facilities worldwide. The Company produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms, including integrated with advanced software to enable our customers. For more information, please visit us at www.ii-vi.com.

CONTACT:	II-VI Incorporated
Mark Lourie, Director Corporate Communications
Mark.lourie@ii-vi.com